Exhibit 99(a)

KEYCORP STUDENT LOAN TRUST 2000-B
OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT	Deutsche Bank Trust Company Americas, IT
4 New York Plaza, 6th Floor	60 Wall Street, 26th Floor-MS NYC60-2606
New York, NY 10004	New York, NY 10007
Attn: ITS – Global Debt	Attn: Corporate Trust & Agency Group
Phone: (212) 623-5427	Structured Finance
Fax: (212) 623-5933	Phone: (212) 250-8522
Fax: (212) 797-8606

KeyBank National Association	MBIA Insurance Corporation
800 Superior Ave, 4th Floor	113 King Street
Cleveland, OH 44114	Armonk, NY 10504
Attn: President, KER	Attn: Data Administration
Phone: (216) 828-4293	Phone: (914) 765-3772
Fax: (216) 828-9301	Fax: (914) 765-3660

Pursuant to Section 4.09 of the Sale and Servicing Agreement among KeyBank National Association, successor in interest to Key Bank USA, National Association, as Seller, Master Servicer and Administrator, KeyCorp Student Loan Trust 2000-B Trust, as Issuer, and JPMorgan Chase Bank, N.A., as successor in interest to Bank One, National Association, not in its individual capacity but solely as Eligible Lender Trustee, dated as of September 1, 2000 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Master Servicer from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such period.

Key Bank National Association,
successor in interest to
Key Bank USA, National Association
as Master Servicer

	by:	/S/ DANIEL G. SMITH

Date: February 18, 2005	Name:	Daniel G. Smith
	Title:	Senior Vice President

	by:	/S/ DARLENE DIMITRIJEVS

	Name:	Darlene Dimitrijevs
	Title:	Senior Vice President